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                                  EXHIBIT 5.1


                  [LOGO OF UNIFI COMMUNICATIONS APPEARS HERE]

                       900 Chelmsford Street, Suite 312
                          Lowell, Massachusetts 01851


                                                   EXHIBIT 5.1

February 28, 1998

UNIFI Communications, Inc.
900 Chelmsford Street
Lowell, MA 01851


Ladies and gentlemen:

     I am the General Counsel of UNIFI Communications, Inc., a Delaware corporation (the "Company") and have acted as counsel in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about March 3, 1998 (the "Registration Statement").

     The Registration Statement covers the registration of 5,065,481 shares of the Company's common stock, $.01 par value per share (the "Shares"), which may be issued by the Company upon exercise of options granted or to be granted by the Company pursuant to the Company's Amended and Restated 1993 Stock Option Plan, as amended (the "Plan").

     I have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. I have also examined and have relied upon originals or copies, certified or otherwise identified or authenticated to my satisfaction, of such agreements, instruments, corporate records, certificates and other documents as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form, and the legal competence of each individual executing any document.

     I further assume that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of such options and the Plan.

     Subject to the limitations set forth below, I have made such examination of law as I have deemed necessary for purposes of this opinion. This opinion is limited solely to the Delaware





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General Corporation Law as applied by courts located in Delaware, to the extent that it may apply to or govern the transactions that are the subject of this opinion.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and against the payment of the exercise price therefor as provided in the Plan and the relevant grant, will be validly issued, fully-paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Q. Ellis Telford

Q. Ellis Telford
General Counsel
UNIFI Communications, Inc.